EXHIBIT 11

UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
Statement Re: Computation of Per Share Earnings

For the Five Years Ended December 31, 2001
(Millions of Dollars, except per share amounts)

	2001	2000	1999	1998	1997

Net Income	$1,938	$1,808	$1,531	$1,255	$1,072

ESOP Convertible Preferred Stock dividend	(31)	(32)	(33)	(33)	(32)

Basic earnings per period	$1,907	$1,776	$1,498	$1,222	$1,040
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ESOP Convertible Preferred Stock adjusment	28	28	28	28	27

Diluted earnings for period	$1,935	$1,804	$1,526	$1,250	$1,067
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Basic average number of shares outstanding during the period (thousands)	470,252	470,124	465,611	455,534	468,886
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Stock awards (thousands)	9,156	11,256	13,806	11,944	11,756
ESOP Convertible Preferred Stock (thousands)	25,978	26,630	27,287	27,282	26,468

Diluted average number of shares outstanding during the period (thousands)	505,386	508,010	506,704	494,760	507,110
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Basic earnings per common share	$4.06	$3.78	$3.22	$2.68	$2.22

Diluted earnings per common share	$3.83	$3.55	$3.01	$2.53	$2.10